OFFICE DEPOT                                                        NEWS RELEASE
--------------------------------------------------------------------------------
CONTACT: EILEEN H. DUNN
         VICE PRESIDENT, INVESTOR RELATIONS/PUBLIC RELATIONS
         561/438-4930
         edunn@officedepot.com
         ---------------------

                 OFFICE DEPOT ANNOUNCES REDEMPTION OF LYONS(R);
                COMPANY CASH USED TO REDUCE DEBT BY $241 MILLION

(DELRAY BEACH, FL) JULY 17, 2002 - OFFICE DEPOT, INC. (NYSE: ODP), the world's largest seller of office products, today announced it plans to redeem its 1992 Liquid Yield Option Notes (LYONS(R)) due December 2007(collectively, the "Notes"). This early redemption of the notes is in accordance with redemption provisions contained in the Trust Indenture. The redemption will reduce the Company's indebtedness by approximately $241 million.

The Notes will be redeemed at 100 percent of the principal amount, plus accrued interest, through the August 19, 2002 redemption date. The redemption agent for the Notes is the Trustee, Bank of New York:

                                    P.O. Box 11249
                                    Church Street Station
                                    Bond Redemption Unit
                                    New York, NY 10286
                                    1-800-548-5075

No one sells more office products to more customers in more countries through more channels than Office Depot. As the largest seller of office products around the world, the Company operates under the Office Depot(R), Office Place(R), Viking Office Products(R), Viking Direct(R) and 4Sure.com(R) brand names. As of June 29, 2002, Office Depot operated 853 office supply superstores in the United States and Canada, in addition to a national business-to-business delivery network supported by 24 delivery centers, more than 60 local sales offices and 13 regional call centers. Furthermore, the Company sells products and services in 19 countries outside of the United States and Canada, including 32 office supply stores in France and 12 in Japan that are owned and operated by the Company; and 110 additional office supply stores under joint venture and licensing agreements operating under the Office Depot name in five foreign countries.

The Company operates an award-winning U.S. Office Depot brand Web site at www.officedepot.com where customers can access Office Depot's low competitive prices seven days a week, twenty-four hours a day. The Company also operates seventeen additional Web sites, under the Office Depot and Viking Office Products names, in the U.S. and ten international countries including: Austria, Australia, Belgium, France, Japan, Germany, Ireland, Italy, the Netherlands and the United Kingdom.

Office Depot's common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index.



                                      2